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                                                                 Exhibit (a)(14)


                          IMMEDIATE ATTENTION REQUIRED

November 10, 1999

RE:      AMWAY CORPORATION PROFIT-SHARING AND 401(K) PLAN

Dear Plan Participant:

         Our records reflect that, as a participant in the plan above (the "Plan"), a portion of your individual account is invested in Amway Asia Pacific Ltd. stock. It has come to our attention that New AAP Limited has initiated an offer to purchase all outstanding shares of common stock of Amway Asia Pacific Ltd. As described below, you have the right to instruct Fidelity Management Trust Company ("Fidelity"), as trustee of the Plan, concerning whether to tender the shares of Amway Asia Pacific Ltd. credited to your individual account under the Plan.

         Enclosed are tender offer materials and a Direction Form that require your immediate attention. These materials describe an offer to purchase any and all shares of common stock of Amway Asia Pacific Ltd. For $18.00 per share.

         YOU WILL NEED TO COMPLETE THE ENCLOSED DIRECTION FORM AND RETURN IT TO FIDELITY INSTITUTIONAL RETIREMENT SERVICES COMPANY IN THE ENCLOSED RETURN ENVELOPE SO THAT IT IS RECEIVED BY 12:00 MIDNIGHT, EASTERN TIME, ON DECEMBER XX, 1999, UNLESS THE OFFER IS EXTENDED. PLEASE COMPLETE AND RETURN THE ENCLOSED DIRECTION FORM EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE TENDER OFFER DESCRIBED BELOW.

         The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for completing the Direction Form. You should also review the more detailed explanation provided in the other materials enclosed with this letter, including the Offer to Purchase and the related blue Letter of Transmittal.

BACKGROUND

         New AAP Limited (the "Purchaser"), a subsidiary of Apple Hold Co., L.P., itself an entity controlled and beneficially owned by the principal shareholders of the Company, has made a tender offer to purchase all outstanding shares of common stock, par value $.01 per share, of Amway Asia Pacific Ltd. (the "Shares"), at a price of $18.00 per Share. The enclosed Offer to Purchase dated November 18, 1999 (the "Offer to Purchase") and the enclosed Letter of Transmittal, set forth the objectives, terms and conditions of the tender offer (the "Offer") and are being provided to all of the Company's shareholders.

         The Purchaser's Offer to Purchase extends to the Shares held by the Plan. As of November 12, 1999, the Plan held approximately 41,642 Shares. Only Fidelity, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Shares credited to your



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individual account in the Plan. Unless otherwise required by applicable law,
Fidelity will tender Shares credited to participant accounts in accordance with participant instructions and Fidelity will not tender Shares credited to participant accounts for which it does not receive timely instructions. IF YOU DO NOT COMPLETE THE ENCLOSED DIRECTION FORM AND RETURN IT TO FIDELITY ON A TIMELY BASIS, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE OFFER AND NO SHARES CREDITED TO YOUR PLAN ACCOUNT WILL BE TENDERED IN THE OFFER.

         Please note that the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the trust agreement between Amway Corporation and Fidelity, prohibit the sale of Shares to the Company for less than "adequate consideration," which Fidelity will determine based on the prevailing or closing market price of the Shares on or about the date the Shares are tendered by Fidelity pursuant to the Offer (the "prevailing or closing market price"). Accordingly, depending on the prevailing or closing market price of the Shares on or about such date, Fidelity may be unable to tender Shares in accordance with participant directions.

         A tender of Shares credited to your individual account under the Plan can be made only by Fidelity as the holder of record. DO NOT COMPLETE THE BLUE LETTER OF TRANSMITTAL; IT IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER DIRECTLY SHARES CREDITED TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN. IF YOU WISH TO DIRECT FIDELITY CONCERNING THE TENDER OF YOUR SHARES IN THE PLAN, YOU MUST COMPLETE AND RETURN THE ENCLOSED DIRECTION FORM.

         FIDELITY MAKES NO RECOMMENDATION AS TO WHETHER TO DIRECT THE TENDER OF SHARES OR WHETHER TO REFRAIN FROM DIRECTING THE TENDER OF SHARES. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION ON THESE MATTERS.

CONFIDENTIALITY

         TO ASSURE THE CONFIDENTIALITY OF YOUR DECISION, FIDELITY AND ITS AFFILIATES OR AGENTS WILL TABULATE THE DIRECTION FORMS. NEITHER FIDELITY NOR ITS AFFILIATES OR AGENTS WILL MAKE THE RESULTS OF YOUR INDIVIDUAL DIRECTION AVAILABLE TO THE PURCHASER OR THE COMPANY.

PROCEDURE FOR DIRECTING TRUSTEE

         A Direction Form for making your direction is enclosed. Please note that on the reverse side of the Direction Form the number of Shares credited to your individual account as of November 12, 1999 is indicated to the right of your address. For purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares credited to your account as of December XX, 1999 or as of a later date if the Offer is extended.

         If you do not properly complete the Direction Form or do not return it by the deadline specified, unless the Offer is extended such Shares will be considered NOT TENDERED.

         To properly complete your Direction Form, you must do the following:

         (1) On the face of the Direction Form, check Box 1, 2 or 3. CHECK ONLY ONE BOX:



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               -    CHECK BOX 1 if you want ALL of the Shares credited to your individual account tendered for sale in accordance with the terms of the Offer.

               - CHECK BOX 2 if you want to TENDER A PORTION of the Shares credited to your individual account. SPECIFY THE PERCENTAGE (in whole numbers) of Shares credited to your individual account that you want to tender for sale in accordance with the terms of this Offer. IF THIS AMOUNT IS LESS THAN 100%, YOU WILL BE DEEMED TO HAVE INSTRUCTED FIDELITY NOT TO TENDER THE BALANCE OF THE ShareS CREDITED TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN.

               - CHECK BOX 3 if you do not want the Shares credited to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

         (2)  Date and sign the Direction Form in the space provided.

         (3) Return the Direction Form in the enclosed return envelope so that it is received by Fidelity at the address on the return envelope (P.O. Box 9142, Hingham, MA 02043) not later than 12:00 Midnight, Eastern time, on XXXXday, December XX, 1999, unless the Offer is extended. If you wish to return the form by overnight mail, please send it to Fidelity's tabulation agent, Management Information Services, at 61 Accord Park Drive, Norwell, MA 02061.

         Your direction will be deemed irrevocable unless withdrawn by 12:00 Midnight, Eastern time, on XXXXday, December XX, 1999, unless the Offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling Fidelity at 1-800-xxx-xxxx. Your new Direction Form must include your name, address and Social Security number. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any Shares credited to your individual account by obtaining an additional Direction Form from Fidelity and repeating the previous instructions for directing tenders as set forth in this letter.

         After the deadline above for returning the Direction Form to Fidelity, Fidelity and its affiliates or agents will complete the tabulation of all directions and Fidelity, as trustee, will tender the appropriate number of Shares. Unless the Offer is terminated or amended in accordance with its terms, the Purchaser will then buy all outstanding Shares that were tendered.

EFFECT OF TENDER ON YOUR ACCOUNT

         Regardless of whether you elect to tender your Shares, as of 4:00 p.m., Eastern Time, on XXXXday, December XX, you will NOT be able to make exchanges out of the Shares of Amway Asia Pacific Ltd. within your individual account until all tender offer processing has been completed. Further, all distributions, loans and withdrawals from balances in Shares will be frozen after that time. However, balances in Shares will be utilized to calculate amounts eligible for distributions, loans and withdrawals throughout the freeze. Contributions to and exchanges from other investment options into Shares may continue throughout the tender offer and will be unaffected by the freeze. Fidelity will complete processing as soon as administratively possible. Fidelity anticipates that the processing will be completed five to seven business days after receipt of proceeds from the Purchaser.



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         For any Shares in the Plan that are tendered and purchased by the
Purchaser, the Purchaser will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

         Fidelity will invest proceeds with respect to Shares credited to your account in the Fidelity Asset Manager as soon as administratively possible after receipt of proceeds. You may call Fidelity at 1-800-xxx-xxxx after the reinvestment is complete to learn the effect of the tender on your account or to exchange the proceeds of the sale of Shares from Fidelity Asset Manager into other investment options offered under the Plan.

         PLEASE NOTE THAT IF ALL CONDITIONS OF THE OFFER ARE MET, AND THE SHARES OF AMWAY ASIA PACIFIC LTD. ARE DE-LISTED (AS DESCRIBED IN THE OFFER), FUTURE CONTRIBUTIONS INTO SHARES OF AMWAY ASIA PACIFIC LTD. WILL BE INSTEAD INVESTED IN FIDELITY ASSET MANAGER. IN ORDER TO CHANGE THE INVESTMENT FUND INTO WHICH FUTURE CONTRIBUTIONS ARE TO BE INVESTED, PLEASE CALL FIDELITY AT 1-800-XXX-XXXX.

         As described in Section 2 of the Offer, upon the consummation of the Amalgamation following the tender offer, all remaining Shares of the Company will be canceled and converted to the right to receive $18.00 per Share. At that time, Shares for which Fidelity received directions not to tender or for which Fidelity did not receive directions by December XX, 1999, will be canceled, Fidelity will receive $18.00 for each Share, and these proceeds will be invested in Fidelity Asset Manager, pending participant investment decisions.

SHARES OUTSIDE THE PLAN

         If you hold Shares directly, you will receive, under separate cover, tender offer materials directly from the Purchaser which can be used to tender such Shares directly to the Purchaser. THOSE TENDER OFFER MATERIALS MAY NOT BE USED TO DIRECT FIDELITY TO TENDER OR NOT TENDER THE SHARES CREDITED TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN. The direction to tender or not tender Shares credited to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender non-Plan Shares.

FURTHER INFORMATION

         If you require additional information concerning the procedure to tender Shares credited to your individual account under the Plan, please contact Fidelity at 1-800-xxx-xxxx. If you require additional information concerning the terms and conditions of the Offer, please call Georgeson Shareholder Communications Inc., the Information Agent, at 1-800-223-2064.

                                   Sincerely,

                                   Fidelity Management Trust Company




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